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                                                                   Exhibit 10.48

                                KENNEDY PARTNERS
                              65 Wilsondale Street
                                 Dover, MA 02030
                               phone 508-785-2453
                               mobile 508-259-8135
                                fax 815-331-0243
                             jwk@kennedypartners.com

September 13, 2001

Mr. Mark L. Nelson
Chairman, President & CEO
Polar Molecular Corporation
Denver, CO 80237

eMail: ggorman@polarmolecular.com
cc:    ampolich@aol.com

Dear Mark,

Kennedy Partners will act as the exclusive investment banking representative of Polar Molecular Corporation (hereinafter referred to as "PMC" or "the Company"), generally, in the consideration and implementation of strategic corporate finance initiatives and development, in advice and support of the private placement of up to $1.5 million already underway by the Company to be closed as soon as possible (the "Bridge Refinancing"), and, most particularly, in the private placement of up to $10 million of equity or equity related securities to one or more institutional or strategic, corporate investors (the "Institutional Placement").

A space is provided below for your signed acceptance of the terms of this engagement.

The roll of Kennedy Partners--

Kennedy Partners effectively will work as an extension of PMC's Management and Board in the preparation and implementation of the Institutional Placement and other related opportunities that may arise in the course of the engagement. Specifically, work will include:

          . Review of PMC's current financial condition, business plan, long-term strategic objectives, and near-term financing requirements, including most particularly the bridge loan arranged earlier this year by APS Financial Services;

          . Study of PMC's joint marketing alliance with Total Fina Elf and proposed mutual opportunity and review of PMC's additional strategic relations and tactics, including with Ford, BP Amoco, and Octel;

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Mr. Mark L. Nelson
Polar Molecular Corporation
September 13, 2001
Page 2

          . Assistance in structuring of proposals to and negotiations with shareholders of PMC and other prospects that PMC identifies or other prospects that Kennedy Partners identify to invest in the Bridge Refinancing;

          . Assistance in structuring of proposals to and negotiations with APS Financial Services in regards to the conversion and/or extension of the outstanding $800,000 secured bridge loan held by their clients;

          . Assistance in preparation of private placement memorandums and materials that will be appropriate for the Bridge Refinancing and Institutional Placement, including cooperation with your attorneys, accountants, and other representatives in the course of preparing these documents, contracts, due diligence investigation and closing of any transaction(s).

          . Assistance with communication, qualification, and negotiation of other means of raising financing that may arise during the term of this engagement.

The terms of engagement--

Kennedy Partners is prepared to commence this engagement immediately on the following terms:

     . $7,500 monthly retainer payable in cash commencing with the first payment due upon signing of this engagement letter and payable each month thereafter beginning with October on the 1st of the month continuing until terminated by PMC in writing.

          PMC shall have the option each month to pay Kennedy Partners, in lieu of $7,500 in cash, $3,000 in cash plus options to purchase 6,000 shares of Common Stock*, or in a cash amount between $3,000 and $7,5000 plus a number of options adjusted proportionately.

     .    Reimbursement of all reasonable out-of-pocket expenses.

     . Success fee payable with respect to (any financing by Hunt Investment Company excluded) the Bridge Refinancing in regards to any portion of such financing purchased by investors introduced to PMC directly by Kennedy Partners or indirectly by referrals from persons or firms introduced by Kennedy Partners upon the closing(s) of such a transaction determined in an amount as follows:

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*   Having an option exercise price equal to the lower of price per share of the
    Placement or $1.00 per share (giving pro forma effect to the approved 1 for 10 reverse stock split.

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Mr. Mark L. Nelson
Polar Molecular Corporation
September 13, 2001
Page 3

          .    3% of funds raised payable in cash.

          .    5% of securities sold payable in options to acquire like kind. *

     . Success fee payable with respect to the Institutional Placement upon the closing(s) of any such a transaction(s) with any and all investors determined in an amount as follows:

          . 3% of funds raised payable in cash with a minimum cash fee of $150,000.

          .    5% of securities sold payable in options to acquire like kind.*

     . Success fee payable with respect to any syndicated, retail or other successful financing placed by other agents of PMC upon the closing(s) of any such a transaction(s) determined in an amount as follows:

          .    5% of securities sold payable in options to acquire like kind.*

The following provisions shall also apply:

     . Kennedy Partners will be provided with copies of closing documents prior to each closing and notified at least one week in advance as to the time and place of closing.

     . Kennedy Partner's right to receive a success fee for any completed transaction involving PMC or other parties that may contact PMC or Kennedy Partners in this context during the course of this engagement shall remain in effect in regards to a transaction with PMC or any such prospect that is either consummated or in regards to which discussions are commenced within 12 months from the termination in writing of monthly retainer payments pursuant to this letter of engagement; except in regards to this extension provision, that in the case of (i) a Bridge Refinancing transaction, this provision would apply only to investors introduced directly or indirectly by Kennedy Partners, (ii) an Institutional Placement, all shareholders of and lenders to PMC as of the date of this engagement letter shall be excluded, and (iii) any syndicated, retail or other successful financing placed by other agents of PMC, this provision would apply only to transactions closed within 4 months from the termination in writing of monthly retainer payments.

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*    Having an option exercise price equal to the lower of price per share of the Placement or $1.00 per share (giving pro forma effect to the approved 1 for 10 reverse stock split.

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Mr. Mark L. Nelson
Polar Molecular Corporation
September 13, 2001
Page 4

Accuracy of information and indemnification--

As is customary in assignments such as this, PMC agrees to indemnify Kennedy Partners, including its affiliates, and hold it harmless in connection with the performance of its responsibilities under this engagement against any losses, claims, damages, expenses, or liabilities (including legal fees and other expenses reasonably incurred in defending same) to which Kennedy Partners, its affiliates, agents, or any person acting on its behalf may become subject arising out of or based on: (i) any act taken or omitted by PMC or any person or entity at the request of or with the consent of PMC pursuant to our engagement hereunder, or (ii) any allegations of any of the foregoing. It is understood, however, that neither Kennedy Partners, its affiliates, agents, nor any person acting on its behalf shall be indemnified if it is determined that such person acted in bad faith or was guilty of gross negligence or willful misconduct.

Assignment--

If in the event Kennedy Partners is acquired by another firm or Wade Kennedy becomes a member of another firm, this engagement may by be assigned to such firm on the same terms upon the approval of PMC, which approval shall not be unreasonably withheld.

Any disputes--

Both PMC and Kennedy Partners agree that if any dispute should arise between them under this engagement letter which can not be resolved by mutual agreement, such dispute will be submitted to binding arbitration for resolution in the Commonwealth of Massachusetts.

If the terms and provisions set forth above are acceptable, please execute two copies of this agreement and return one together with the initial retainer payment of $7,500.

Very truly yours,


/s/  J. Wade Kennedy
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     J. Wade Kennedy


Accepted:

POLAR MOLECULAR CORPORATION


By:  /s/ Mark Nelson                                     9-14-2001
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